Exhibit 1.04

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

China.com Seeks Approval from its Independent Shareholders to Purchase up to $10 Million of
CDC Corporation Common Shares

BEIJING, ATLANTA, April 14, 2008 — CDC Corporation, (NASDAQ: CHINA) focused on enterprise software and online games, today announced that its majority-owned subsidiary, China.com, has filed an announcement with the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited, or Hong Kong GEM Market, in which China.com seeks approval from its independent shareholders to purchase up to $10 million of CDC Corporation’s stock. In the filing, China.com stated that it has been exploring opportunities to enhance its investment yields and maximize shareholder value, and determined that a purchase of CDC Corporation shares would help achieve that goal.

Should China.com’s independent shareholders approve the proposal to purchase these shares of CDC Corporation, China.com intends to form an independent committee of its board of directors. This committee will be authorized to set the price and volume limits for the share purchase plan which must be effective on or before September 30, 2008. Additionally, the per share purchase price limit must not exceed $8 per share. A vote of China.com’s independent shareholders on the proposal is expected to occur approximately 14 days after the Hong Kong GEM Market approves the informational materials to be distributed to shareholders. Subject to receipt of approval from the Hong Kong GEM Market, China.com expects to distribute the informational materials to its independent shareholders on or before April 22, 2008.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About China.com Inc.

China.com is a leading operator of Internet portals, serving a broad range of audiences in China. In 2006, it was chosen as the first company to host Google’s Video Adsense which serves video ads targeted at China’s English-speaking audience. China.com also was appointed by the Jilin government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to (i) the completion and effect of the proposed share repurchase program; (ii) the ability of China.com to obtain shareholder approval for the share repurchase program; (iii) China.com’s ability to comply with the United States securities laws and CDC Corporation’s insider trading policy; (iv) the ability of the independent committee of China.com’s board of directors to establish a Rule 10b5-1 trading plan or plans; (v) the ability of China.com to obtain approval from the Hong Kong GEM Market for the informational materials to be sent to its shareholders and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to obtain shareholder approval regarding the share repurchase program; (b) the ability to comply with the rules and regulations established by the united States Securities and Exchange Commission; (c) the ability to establish a Rule 10b5-1 trading plan in accordance with the terms and conditions of CDC Corporation’s insider trading policy; (d) the ability of the independent committee of the board of directors of china.com to establish a Rule 10b5-1 trading plan prior to September 30, 2008 (e) the ability of China.com to obtain approval from the Growth Enterprise Market for the informational materials to be sent to its shareholders. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.